EXHIBIT 99
FOR IMMEDIATE RELEASE: Tuesday, February 7, 2006
GREG TUNNEY NAMED DEARFOAMS COMPANY PRESIDENT/COO
Former Phoenix Footwear President to Lead R.G. Barry Corporation
(PICKERINGTON, Ohio) – Tuesday, February 7, 2006 – The Board of Directors of R.G. Barry Corporation, the Dearfoams® company, (DFZ-AMEX) today named Greg A. Tunney as the company’s president and chief operating officer.
Mr. Tunney succeeds Thomas M. Von Lehman, who has served as the company’s president since March 2004. Mr. Von Lehman, 56, will continue his assignment as R.G. Barry’s chief executive officer for a transition period of up to six months. At the end of the transition period, Mr. Von Lehman will resign as CEO, and Mr. Tunney will become President and CEO. Mr. Von Lehman will remain on the company’s board of directors.
Tunney, 44, is the former president and chief operating officer of the Phoenix Footwear Group Inc. (PXG-AMEX). Prior to that role, he was Vice President & National Sales Manager with Brown Shoe Company (BWS-NYSE) and a merchandizing executive for May Department Store Company (MDS-NYSE).
“We are excited that someone with Greg’s background will be our new president and COO and future CEO,” said Mr. Von Lehman
“Greg has been involved in the slipper business, the shoe business and retailing. He was a driver in a successful turnaround and growth strategy at Phoenix and his industry knowledge and business experience should be invaluable as he leads the transition from the turnaround phase of our story and focuses the company on opportunities for sustainable, profitable growth.”
Tunney is a graduate of Brigham Young University and of Harvard University’s Executive Management Program.
To learn more about the Dearfoams® company, visit us at www.rgbarry.com or www.dearfoams.com.

AT THE COMPANY:	Daniel D. Viren, Senior Vice President-Finance (614) 864-6400
Roy Youst, Director Corporate Communications (614) 864-6400